EXHIBIT 99.4


Diomed Holdings Completes $10 Million Equity Financing


ANDOVER,  Mass.--(BUSINESS  WIRE)--Oct.  3, 2006--Diomed  Holdings,  Inc. (AMEX:
DIO), a leading developer and marketer of minimally invasive medical technologies, including its patented EndoVenous Laser Treatment (EVLT(R)) for varicose veins, today announced that on September 29, 2006, it completed a $10 million private placement of a new series of its preferred stock, first announced on July 27, 2006. In this transaction, new investors paid an aggregate of $10,010,000 for a new series of preferred stock and all holders of outstanding shares of preferred stock tendered their existing preferred shares for shares of the new series of preferred stock.

The shares of the new preferred stock purchased for cash are exchangeable into approximately 8.7 million shares of Diomed's common stock, resulting in an effective price of $1.15 per common share. The shares of the new series of preferred stock were issued without warrants attached and provide for no dividends except in the event of a future dilutive equity issuance.

The shares of the new preferred stock issued in exchange for approximately 4 million shares of outstanding preferred stock tendered by the existing preferred stockholders are exchangeable into an aggregate of approximately 8.7 million shares of Diomed's common stock. Prior to the exchange, the old preferred shares were exchangeable by their terms into an aggregate of approximately 4 million shares of Diomed's common stock.

"We are extremely pleased that our stockholders approved the financing at our special meeting on September 27, 2006," remarked David B. Swank, Chief Financial Officer of Diomed Holdings, Inc. "We also believe that, subject to review by the AMEX, this transaction addresses the minimum stockholders equity concern noted by the Exchange last quarter. Under this most recent financing, we have been able to eliminate the existing dividend, strengthen our balance sheet, and simplify our financial structure."

"The completion of this financing maintains our ability to drive the growth of our business and to continue to vigorously enforce our intellectual property rights. This is especially important as we begin the final phase of litigation to protect our '777 EVLT(R) patent," commented James A. Wylie, Diomed's Chief Executive Officer. "We appreciate the continued support of our investors, both in voting for and participating in the current round of financing."

The Company has agreed to register with the Securities and Exchange within the 120 days after closing the shares of its Common Stock that underlie the shares of the new series of preferred stock has issued.

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About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed's EVLT(R) laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT(R) laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website: www.evlt.com.

    EVLT(R) is a registered trademark of Diomed Inc., Andover, MA.

    Safe Harbor

This press release does not constitute an offer of any securities for sale. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these transactions or the securities to be issued in connection with these transactions.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 23 through 38 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.


    CONTACT: Diomed Holdings, Inc.
             Christopher J. Geberth, 866-4DIOMED
             VP Finance
             cgeberth@diomedinc.com
             or
             Burns McClellan, Investor Relations
             Carney Duntsch, 212-213-0006
             cduntsch@burnsmc.com